Certificate of Amendment

to the Certificate of incorporation

of

ThermoEnergy Corporation

ThermoEnergy Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify as follows:

The Board of Directors of the Corporation has duly adopted, pursuant to Section 242 of the Delaware General Corporation Law, a resolution setting forth amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable.  The stockholders of the Corporation have duly approved said amendments, in accordance with Section 242 of the Delaware General Corporation Law, by written consent in accordance with Section 228 of the Delaware General Corporation Law.  The resolution setting forth the amendments is as follows:

Resolved:
That the Certificate of Incorporation of this Corporation, as heretofore amended, be further amended by deleting in its entirety the first paragraph of Article Fourth and substituting in place thereof the following new text:

“Fourth:  The total number of shares of stock that this Corporation is authorized to issue is four hundred fifty-five million (455,000,000) shares, of which four hundred twenty-five million (425,000,000) shares shall be Common Stock, par value $0.001 per share, and thirty million (30,000,000) shares shall be Preferred Stock, par value $0.01 per share. Of the authorized Preferred Stock, two hundred eight thousand, three hundred thirty-four (208,334) shares shall be designated “Series A Convertible Preferred Stock” and shall have the rights, preferences, powers, qualifications, restrictions and limitations set forth in Exhibit A hereto, twelve million (12,000,000) shares shall be designated “Series B Convertible Preferred Stock” and shall have the rights, preferences, powers, qualifications, restrictions and limitations set forth in Exhibit B hereto, and the remaining shares shall be undesignated.  Subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation, the Board of Directors of this Corporation is authorized to issue the undesignated Preferred Stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issuance of such Preferred Stock.  Subject to the powers, preferences and rights of any Preferred Stock, including any series thereof, having any preference or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of this Corporation and each share of Common Stock shall be entitled to one vote.”

* * *

In witness whereof, the Corporation has caused this Certificate of Amendment to be duly executed this 11th day of August 2011.

ThermoEnergy Corporation

By:	/s/ Cary G. Bullock
Cary G. Bullock, President and Chief Executive Officer

Exhibit A

DESCRIPTION OF SERIES A CONVERTIBLE PREFERRED STOCK

Section 1.	Liquidation Rights.

(a)	Treatment at Liquidation, Dissolution or Winding Up.

(i)           In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, before any payment is made to the holders of any other class or series of the corporation’s capital stock designated to be junior to the corporation’s Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), including the corporation’s Common Stock, par value $0.001 per share (the “Common Stock”), the holder of each share of Series A Preferred Stock shall be entitled to be paid from the assets of the corporation available for distribution, pari passu, an amount equal to the greater of (A) $1.20 (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series A Preferred Stock) plus all dividends declared thereon but unpaid, to and including the date full payment shall be tendered to the holders of Series A Preferred Stock with respect to such liquidation, dissolution or winding up, or (B) the amount that would have been payable to the holder of such share had all shares of Series A Preferred Stock been converted to Common Stock pursuant to Section 2(a) hereof immediately prior to such liquidation, dissolution or winding up.

(ii)           If the assets of the corporation shall be insufficient to permit the payment in full to the holders of the corporation’s Series A Preferred Stock of all amounts distributable to them under Section 1(a)(i) hereof, then the entire assets of the corporation available for such distribution shall be distributed ratably among the holders of  Series A Preferred Stock in proportion to the respective amounts distributable to them.

(b)           Treatment of Reorganizations, Consolidations, Mergers and Sales of Assets.  A consolidation or merger of the corporation, or a sale of all or substantially all of the assets of the corporation (other than a merger, consolidation or sale of all or substantially all of the assets of the corporation in a transaction in which the shareholders of the corporation immediately prior to the transaction possess more than fifty percent (50%) of the voting securities of the surviving entity (or parent, if any) or the purchaser of assets immediately after the transaction) shall be regarded as a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this Section 1, unless in any such particular event the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred Stock determine that any such particular event shall not, for purposes of this Section 1, be deemed a liquidation, dissolution or winding up.

(c)           Distributions Other than Cash.  Whenever the distribution provided for in this Section 1 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the corporation.

Section 2.                      Conversion.  The holders of  Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert; Conversion Ratio.  Each share of Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time at the office of the corporation or any transfer agent for the Series A Preferred Stock, into one fully paid and nonassessable share of Common Stock (the “Conversion Ratio”).  Such initial Conversion Ratio shall be subject to adjustment as hereinafter provided.

(b)           Mechanics of Conversion.  Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A Preferred Stock that may be designated by the corporation, and shall give written notice to the corporation at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  No fractional shares of Common Stock shall be issued upon conversion of any shares of Series A Preferred Stock.  The corporation shall, as soon as practicable (but, in any event, not later than three (3) business days thereafter), issue and deliver at such office to such holder of Series A Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate for the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.  In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the corporation shall pay to such holder cash in an amount equal to such fraction multiplied by the Market Price as of the date of conversion.  The term “Market Price” shall mean, on any date of determination,(i) the closing price of a share of Common Stock on such day as reported on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market (each, a “Trading Market”) (whichever is then the principal Trading Market on which the Common Stock is listed or traded), or (ii) if the Common Stock is not listed on a Trading Market, the closing bid price for a share of Common Stock on such day in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board, the closing bid price for a share of Common Stock on such day in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices) or (iv) if a bid price for a share of Common Stock in the over-the-counter market is not then reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the corporation.

(c)           Automatic Conversion.

(i)           Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Ratio as then in effect:

(A)  on the next Trading Day immediately following the date on which the Market Price for the Common Stock shall have exceeded $3.00 (adjusted to reflect stock splits, stock dividends or distributions, and stock combinations or consolidations) for a period of thirty (30) consecutive Trading Days, or

(B)  at the written election of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred Stock to require such automatic conversion.

For purposes of this Section 2(c)(i), the term “Trading Day” shall mean (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices).

(ii)           Upon the occurrence of an event specified in Section 2(c)(i) hereof, all shares of Series A Preferred Stock shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the corporation or the transfer agent for the Series A Preferred Stock and the holder of such shares shall be treated as the owner of the shares of Common Stock into which such shares have been converted; provided, however, that the corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate or certificates evidencing such shares of Series A Preferred Stock being converted are either delivered to the corporation or the transfer agent of the Series A Preferred Stock, or the holder notifies the corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection therewith and, if the corporation so elects, provides an appropriate indemnity bond.  Upon the automatic conversion of Series A Preferred Stock, each holder of Series A Preferred Stock shall surrender the certificate or certificates representing such holder’s shares of Series A Preferred Stock at the office of the corporation or of the transfer agent for the Series A Preferred Stock.  Thereupon, there shall be issued and delivered to such holder, promptly (and, in any event, not later than three (3) business days thereafter) at such office and in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.  No fractional shares of Common Stock shall be issued upon the automatic conversion of Series A Preferred Stock.  In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the corporation shall pay to such holder cash in an amount equal to such fraction multiplied by the Market Price as of the date of conversion.

(d)           Adjustments to Conversion Ratio for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

(i)           In the event the corporation shall issue additional shares of Common Stock pursuant to a stock dividend, stock distribution or subdivision, the Conversion Ratio in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately adjusted.

(ii)           In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Ratio in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately adjusted.

(e)           Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Section 1(b), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 2(d)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the corporation) shall be made in the application of the provisions in this Section 2 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(f)           No Impairment.  The corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

(g)           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to Section 2(d), the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The corporation shall, upon the written request at any time of any affected holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock which at the time would be received upon conversion of each share of Series A Preferred Stock.

(h)           Notices of Record Date.  In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, any right to subscribe for, purchase or otherwise acquire any class of securities or other property, or any other right, the corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character thereof.

(i)           Common Stock Reserved.  The corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all Series A Preferred Stock.

(j)           Certain Taxes. The corporation shall pay any issue or transfer taxes payable in connection with the conversion of any shares of Series A Preferred Stock; provided, however, that the corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of such Series A Preferred Stock.

(k)           Closing of Books.  The corporation shall at no time close its transfer books against the transfer of any Series A Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock, in any manner which interferes with the timely conversion or transfer of such Series A Preferred Stock.

Section 3.                      Voting Rights.

The holders of Series A Preferred Stock shall be entitled to the following voting rights: (i) those voting rights required by applicable law and as provided in Section 5 hereof; and (ii) the right to vote (or consent) together with the holders of Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote (or consent).  Each share of Series A Preferred Stock shall entitle the holder thereof to a number of votes equal to the nearest number of whole shares of Common Stock into which such share of Series A Preferred Stock could have been converted on the date for determination of stockholders entitled to vote at such meeting.  The holders of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting.

Section 4.                      Dividends.  In the event the Board of Directors of the corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock (other than a dividend payable entirely in shares of the Common Stock of the corporation for which an adjustment of the Conversion Ratio is made pursuant to Section 2 hereof), the Series A Preferred Stock shall be entitled to, and the Board of Directors shall declare at the same time, a dividend upon the then outstanding shares of the Series A Preferred Stock, in priority to the dividend payable on the Common Stock, payable at the same time as the dividend paid on the Common Stock, in an amount per share of Series A Preferred Stock equal to the amount payable on the largest number of whole shares of Common Stock into which each share of Series A Preferred Stock could be converted pursuant to the provisions of Section 2 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

Section 5.                      Covenants.  As long as any of the Series A Preferred Stock shall be issued and outstanding, the corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares of Series A Preferred Stock then outstanding:

(i)           directly or indirectly, alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

(ii)           create any class or series of shares having preference or priority equal or senior to any outstanding shares of Series A Preferred Stock as to dividends or assets, or authorize or issue shares of stock of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the corporation having preference or priority equal or senior to any outstanding shares of Series A Preferred Stock as to dividends or assets; or

(iii)           amend the corporation’s articles of incorporation in a manner that adversely affects the rights, preferences or privileges of the holders of Series A Preferred Stock.

Section 6.                      Priority with Respect to Certain Rights.  The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior to (i) all shares of Common Stock, and (ii) all classes and series of capital stock of the corporation, whether authorized now or in the future, that do not expressly provide that they rank senior to, or on parity with, the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the corporation.

Section 7.                      Reclassification of Unissued Series A Preferred Stock.  Any authorized but unissued shares of Series A Preferred Stock may be reclassified by the Board of Directors of the corporation as shares of undesignated Preferred Stock.

Exhibit B

DESCRIPTION OF SERIES B CONVERTIBLE PREFERRED STOCK

SECTION 1                      Designation, Rank.  This series of preferred stock shall be designated the “Series B Convertible Preferred Stock,” $0.01 par value (the “Series B Convertible Preferred Stock”).  The Series B Convertible Preferred Stock will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, senior to (i) all classes of common stock of the Corporation, as they exist on the date hereof or as such stock may be constituted from time to time (the “Common Stock”); and (ii) each other class of capital stock or series of preferred stock established by the Board (collectively, together with the Common Stock, the “Junior Securities”) to the extent the terms of such stock do not expressly provide that it ranks senior to or on a parity with the Series B Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (the “Senior or Parity Securities”).  The establishment of Senior or Parity Securities is subject to Section 8 below.

SECTION 2                      Authorized Number.  The authorized number of shares constituting the Series B Convertible Preferred Stock shall be 12,000,000 shares.

SECTION 3                      Dividends.  In the event the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock (other than a dividend payable entirely in shares of the Common Stock of the Corporation for which an adjustment of the Conversion Ratio is made pursuant to Section 6 hereof), the Series B Convertible Preferred Stock shall be entitled to, and the Board of Directors shall declare at the same time, a dividend upon the then outstanding shares of the Series B Convertible Preferred Stock, in priority to the dividend payable on the Common Stock, payable at the same time as the dividend paid on the Common Stock, in an amount per share of Series B Convertible Preferred Stock equal to the amount payable on the largest number of whole shares of Common Stock into which each share of Series B Convertible Preferred Stock could be converted pursuant to the provisions of Section 6 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

SECTION 4                      Liquidation Rights.  The “Stated Value” of each share of the Series B Convertible Preferred Stock shall be $2.40 (as adjusted for any stock dividends, combinations or splits with respect to such shares), which is 100% of the Original Series B Issue Price (as defined below).  For purposes of these Articles, “Original Series B Issue Price” shall mean $2.40.  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after satisfaction of the claims of creditors and payment or distribution of assets is made on any Senior Securities, but before any payment or distribution of assets and any surplus funds is made on any Junior Securities, including, without limitation, the Common Stock, (a) the holders of the Series B Convertible Preferred Stock shall receive a liquidation preference equal to the Stated Value of their shares and shall receive an amount equal to all declared and unpaid dividends with respect to their respective shares through and including the date of distribution, and (b) the holders of any Parity Securities shall be entitled to receive an amount equal to the full respective liquidation preferences (including any premium) to which they are entitled and shall receive an amount equal to all declared and unpaid dividends with respect to their respective shares through and including the date of distribution.  If, upon such a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation are insufficient to pay in full the amounts described above as payable with respect to the Series B Convertible Preferred Stock and any Parity Securities, the holders of the Series B Convertible Preferred Stock and such Parity Securities will share ratably in any distribution of assets of the Corporation in proportion to their respective liquidation preferences until such preferences are paid in full.  Thereafter, each holder of Common Stock shall be paid an amount equal to the amount paid to each holder of Series B Convertible Preferred Stock (determined on the basis of the number of shares of Common Stock into which a share of Series B Convertible Preferred Stock is then convertible).  Any remaining assets of the Company will be distributed on a pro rata basis to the holders of Common Stock and Series B Convertible Preferred Stock (determined on the basis of the number of shares of Common Stock into which a share of Series B Convertible Preferred Stock is then convertible).  The sale or transfer of all or substantially all of the assets of the Corporation and the merger or consolidation of the Corporation into or with any other Corporation shall be deemed to be a liquidation for purposes of liquidation preference to the extent that the shareholders of the Corporation immediately preceding such event do not own a majority of the outstanding shares of the surviving Corporation.

SECTION 5                      Voting Rights.

(a)           General.  The holders of Series B Convertible Preferred Stock shall be entitled to the following voting rights: (i) those voting rights required by applicable law and as provided in Section 8 hereof; and (ii) the right to vote (or consent) together with the holders of Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote (or consent) other than with respect to the election of directors.  Each share of Series B Convertible Preferred Stock shall entitle the holder thereof to a number of votes equal to the nearest number of whole shares of Common Stock into which such share of Series B Convertible Preferred Stock could have been converted on the date for determination of stockholders entitled to vote at such meeting.  The holders of Series B Convertible Preferred Stock shall be entitled to notice of any stockholders’ meeting.

(b)           Election of Directors.  The holders of the Series B Convertible Preferred Stock shall be entitled to elect four members of the Board of Directors of the Corporation (the “Series B Directors”), which Series B Directors shall be subject to removal only by a vote of the holders of not less than sixty-six and two-thirds percent (66-⅔%) of the then-outstanding shares of Series B Convertible Preferred Stock as a separate class; any vacancy created by the resignation or removal of a Series B Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock or (ii) the unanimous vote or consent of the remaining Series B Directors.  The holders of the Common Stock, voting together with the holders of Series A Preferred Stock, shall be entitled to elect three members of the Board of Directors of the Corporation (the “Common Stock Directors”), which Common Stock Directors shall be subject to removal only by a vote of the holders of a majority of the then-outstanding shares of Common Stock (taken together as a single class with the then-outstanding shares of Series A Preferred Stock); any vacancy created by the resignation or removal of a Common Stock Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Common Stock and Series A Preferred Stock (voting or consenting together as a single class) or (ii) the unanimous vote or consent of the remaining Common Stock Directors.

SECTION 6                      Conversion.  The holders of Series B Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert.  Shares of Series B Convertible Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of this Corporation or any transfer agent for the Series B Convertible Preferred Stock into shares of Common Stock, as follows.  Each share of Series B Convertible Preferred Stock shall be convertible into the number of fully paid and non-assessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) in effect at the time of conversion into the Conversion Value (as hereinafter defined).  Upon the filing of this Certificate of Designation, Preferences and Rights (this “Certificate”) with the Delaware Secretary of State, the “Conversion Price” is $0.24 and the “Conversion Value” is $2.40, which is the Original Issuance Price.  The Conversion Price shall be subject to adjustment from time to time as provided below.  The number of shares of Common Stock into which each share of the Series B Convertible Preferred Stock is convertible is hereinafter referred to as the “Conversion Rate.”  The Conversion Rate is determined by dividing the Conversion Price, as adjusted from time to time, by the Conversion Value.  The initial Conversion Rate is 10 for one (1), meaning each holder will receive 10 shares of Common Stock for each share of Series B Convertible Preferred Stock at the time of conversion.

(b)           Mechanics of Conversion.  Before any holder of Series B Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Convertible Preferred Stock that may be designated by the Corporation, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  No fractional shares of Common Stock shall be issued upon conversion of any shares of Series B Convertible Preferred Stock.  The Corporation shall, as soon as practicable (but, in any event, not later than three (3) business days thereafter), issue and deliver at such office to such holder of Series B Convertible Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate for the shares of Series B Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.  In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay to such holder cash in an amount equal to such fraction multiplied by the Market Price as of the date of conversion.  The term “Market Price” shall mean, on any date of determination, (i) the closing price of a share of Common Stock on such day as reported on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market (each, a “Trading Market”) (whichever is then the principal Trading Market on which the Common Stock is listed or traded), or (ii) if the Common Stock is not listed on a Trading Market, the closing bid price for a share of Common Stock on such day in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board, the closing bid price for a share of Common Stock on such day in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices) or (iv) if a bid price for a share of Common Stock in the over-the-counter market is not then reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.

(c)            Automatic Conversion.

(i)           Each share of Series B Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Ratio as then in effect:

(A)           on the next Trading Day immediately following the date on which the Market Price for the Common Stock shall have exceeded three (3) times the Conversion Price then effect for a period of sixty (60) consecutive Trading Days, or

(B)      at the written election of the holders of not less than sixty-six and two-thirds percent (66-⅔%) of the then outstanding shares of Series B Convertible Preferred Stock to require such automatic conversion.

For purposes of this Section 6(c)(i), the term “Trading Day” shall mean (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices).

(ii)           Upon the occurrence of an event specified in Section 6(c)(i) hereof, all shares of Series B Convertible Preferred Stock shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or the transfer agent for the Series B Convertible Preferred Stock and the holder of such shares shall be treated as the owner of the shares of Common Stock into which such shares have been converted; provided, however, that the Corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate or certificates evidencing such shares of Series B Convertible Preferred Stock being converted are either delivered to the Corporation or the transfer agent of the Series B Convertible Preferred Stock, or the holder notifies the Corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity bond.  Upon the automatic conversion of Series B Convertible Preferred Stock, each holder of Series B Convertible Preferred Stock shall surrender the certificate or certificates representing such holder’s shares of Series B Convertible Preferred Stock at the office of the Corporation or of the transfer agent for the Series B Convertible Preferred Stock.  Thereupon, there shall be issued and delivered to such holder, promptly (and, in any event, not later than three (3) business days thereafter) at such office and in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Convertible Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.  No fractional shares of Common Stock shall be issued upon the automatic conversion of Series B Convertible Preferred Stock.  In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay to such holder cash in an amount equal to such fraction multiplied by the Market Price as of the date of conversion.

(d)           Anti-dilution Provisions.  The Conversion Price is subject to adjustment after the issuance of the Series B Convertible Preferred Stock from time to time as follows:

(i)           Adjustment for Stock Splits and Combinations.  If the Corporation at any time or from time to time effects a subdivision or combination of the outstanding Common Stock, the Conversion Price then in effect immediately before the subdivision shall be inversely proportionately increased or decreased.  Any adjustment under this Section 6(d)(i) shall become effective as of the date and time the subdivision or combination becomes effective.  For example, if the Corporation affects a 2-for-1 stock dividend, whereby holders of Common Stock receive one additional share of Common Stock for each share of Common Stock outstanding, then the Conversion Price will be reduced in half.

(ii)           Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction: (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid, or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed to reflect that such dividend was not fully paid or that such distribution was not fully made as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section as of the time of actual payment of such dividends or distributions.

(iii)           Adjustments for Other Dividends and Distributions.  Subject to Section 8 below, in the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holder shall receive upon exercise of the conversion rights, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which the holder would have received had the shares of the Series B Convertible Preferred Stock been converted into Common Stock on the date of such event and had it thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6(d) with respect to the rights of the holder.

(iv)           Adjustment for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon the conversion of shares of the Series B Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 6(d)), then and in such event each holder shall have the right thereafter, upon conversion, to receive the kind and amount of stock and other securities and property receivable upon such reorganization or other change in an amount equal to the amount that the holder would have been entitled to have had it immediately prior to such reorganization, reclassification or change converted such shares, but only to the extent such shares are actually converted, all subject to further adjustment as provided herein.

(v)           Reorganization, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of the Common Stock provided for elsewhere in this Section 6(d)) or merger or consolidation of the Corporation with or into another Corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holder shall thereafter be entitled to receive upon conversion of shares of the Series B Convertible Preferred Stock (and only to the extent such shares are converted), the number of shares of stock or other securities or property of the Corporation, or of the successor Corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock, or other securities, deliverable upon the conversion of such shares would otherwise have been entitled on such capital reorganization, merger, consolidation or sale.  In any such case, appropriate adjustments shall be made in the application of the provisions of this Section 6(d) (including adjustments of the Conversion Price then in effect and the number of shares of Common Stock purchasable upon conversion of such shares) which shall be applicable after such events; provided, however, that any such adjustments shall be made so as to insure that the provisions of this Section 6(d) applicable after such events shall be as equivalent as may be practicable to the provisions of this Section 6(d) applicable before such events.

(e)           Certificate of Adjustment.  In any case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock, or other securities issuable upon conversion, the Corporation shall promptly compute such adjustment or readjustment in accordance with the provisions hereof and its chief financial officer shall prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by express mail or recognized express delivery (such as DHL), postage prepaid, to the holder at the holder’s address as shown in the Corporation’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of:  (A) the Conversion Price at the time in effect, (B) the type and amount, if any, of other property which at the time would be received upon conversion of the shares of the Series B Convertible Preferred Stock, and (C) the adjusted Conversion Rate.

(f)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series B Convertible Preferred Stock, and any portion of the Series B Convertible Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be redeemed for cash in an amount equal to the product of such fraction multiplied by the fair market value of the Common Stock on the last business day prior to conversion as determined by the Board.

(g)           Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations.

(i)           The Conversion Price of the Series B Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

(A)          If the Corporation shall issue, after the date upon which any shares of Series B Convertible Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) (1) without consideration, or (2) for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (not including shares excluded from the definition of Additional Stock by Section 6(g)(ii)(B)) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (not including shares excluded from the definition of Additional Stock by Section 6(g)(ii)(B)) plus the number of shares of such Additional Stock.  The number of shares issuable upon such conversion shall be equal to the total consideration received by the Corporation for the outstanding shares of Series B Convertible Preferred Stock divided by the adjusted Conversion Price.

However, the foregoing calculation shall not take into account shares deemed issued pursuant to Section 6(g)(i)(E) below on account of options, rights or convertible or exchangeable securities (or the actual or deemed consideration therefor), except to the extent (i) such options, rights or convertible or exchangeable securities have been exercised, converted or exchanged or (ii) the consideration to be paid upon such exercise, conversion or exchange per share of underlying Common Stock is less than or equal to the per share consideration for the Additional Stock which has given rise to the Conversion Price adjustment being calculated.

(B)           No adjustment of the Conversion Price for the Series B Convertible Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.  Except to the limited extent provided for in Sections 6(g)(i)(E)(3) and 6(g)(i)(E)(4), no adjustment of such Conversion Price pursuant to this Section 6(g)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)           In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)           In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)           In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 6(g)(i) and Section 6(g)(ii):

(1)           The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 6(g)(i)(C) and Section 6(g)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2)           The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 6(g)(i)(C) and 6(g)(i)(D)).

(3)           In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price of the Series B Convertible Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)           Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Convertible Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)           The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 6(g)(i)(E)(1) and 6(g)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 6(g)(i)(E)(3) or Section 6(g)(i)(E)(4).

(ii)           “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 6(g)(i)(E)) by this Corporation after the Purchase Date other than:

(A)           shares of Common Stock issued pursuant to a transaction described in Section 6(g)(iii) below;

(B)           shares of Common Stock issuable or issued to employees, directors or consultants (if in transactions with primarily non-financing purposes) of this Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this Corporation;

(C)           shares of Common Stock issued or issuable in connection with acquisition transactions;

(D)           shares of Common Stock issued or issuable to financial institutions or lessors in connection with commercial credit arrangements, equipment financing or similar transactions;

(E)           shares of Common Stock issued upon conversion of the Series A Preferred Stock or the Series B Convertible Preferred Stock;

(F)           the issuance of Common Stock pursuant to currently outstanding options, warrants, notes, or other rights to acquire Common Stock of the Company;

(G)           stock splits, stock dividends or like transactions; and

(H)           shares of Common Stock issued or deemed issued upon the issuance or exercise of options, warrants or other rights to acquire shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock or upon the issuance or conversion of securities convertible into shares of Common Stock in a transaction or series of related transactions approved by the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock.

(iii)           In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 6(g)(i)(E).

(iv)           If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

SECTION 7                      Reserved Shares.  So long as any shares of the Series B Convertible Preferred Stock remain outstanding, the Corporation agrees to keep reserved for issuance in connection with the conversion of the Series B Convertible Preferred Stock at all times a number of authorized but unissued shares of Common Stock at least equal to the number of shares of Common Stock issuable upon conversion at the Conversion Price of all of the Series B Convertible Preferred Stock outstanding at such time.  The Corporation shall take all action necessary so that Common Stock so issued will be validly issued, fully paid and non-assessable.

SECTION 8                      Protective Provisions.  In addition to such other consent requirements as may be provided by applicable law, the consent of the holders of not less than sixty-six and two-thirds percent (66-⅔%) of the then-outstanding shares Series B Convertible Preferred Stock of the Company shall be required to (i) amend, repeal or add any provisions to the Articles of Incorporation or Bylaws of the Corporation which would adversely alter or change the rights, preferences or privileges of the Series B Convertible Preferred Stock; (ii) increase or decrease the number of authorized shares of Series B Convertible Preferred Stock, except as permitted by Section 10 below; (iii) create any class or series of shares having preference or priority equal or senior to any outstanding shares of Series B Convertible Preferred Stock as to dividends or assets, or authorize or issue shares of stock of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having preference or priority equal or senior to any outstanding shares of Series B Convertible Preferred Stock as to dividends or assets;  (iv) pay or declare dividends on any Common Stock (except dividends payable solely in shares of Common Stock); (v) redeem any shares of Common Stock (other than repurchases from employees, consultants, officers or directors approved by a disinterested majority of the Board of Directors of the Corporation); (vi) effect any recapitalization of the Corporation which would adversely alter or change the rights, preferences or privileges of the Series B Convertible Preferred Stock; (vii) effect any merger or consolidation of the Corporation with one or more other corporations in which the shareholders of the Corporation immediately after such merger or consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation; (viii) effect the sale of all or substantially all the Corporation’s assets; (ix) effect the liquidation or dissolution of the Corporation; or (ix) increase or decrease the size of the Board of Directors, which will be set at seven (7), including four (4) Series B Directors and three (3) Common Stock Directors.

SECTION 9                      Priority with Respect to Certain Rights.  The Series B Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior to (i) all shares of Common Stock, and (ii) all classes and series of capital stock of the corporation, whether authorized now or in the future, that do not expressly provide that they rank senior to, or on parity with, the Series B Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the corporation.

SECTION 10                                Reclassification of Unissued Series B Convertible Preferred Stock.  Any authorized but unissued shares of Series B Convertible Preferred Stock may be reclassified by the Board of Directors of the Corporation as shares of undesignated Preferred Stock.